Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF BYLAWS OF
PACIFIC CITY FINANCIAL CORPORATION

Timothy Chang certifies that:

1.	He is the Secretary of Pacific City Financial Corporation (the “Company”).

2.	“Article II, Section 2.8 of the Bylaws of the Company, is amended in its entirety to read as follows:

“2.8     Voting. The shareholders entitled to vote at any meeting of shareholders shall be determined in accordance with the provisions of Section 2.11 of this Article II, subject to the provisions of Sections 702 to 704, inclusive, of the Corporations Code of California (relating to voting shares held by a fiduciary, in the name of a corporation, or in joint ownership). The shareholders' vote may be by voice or by ballot; provided, however, that any election for directors must be by ballot if demanded by any shareholder before the voting has begun. The shareholders may not cumulate votes in connection with the election of directors. On any matter other than elections of directors, any shareholder may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal, but, if the shareholder fails to specify the number of shares which the shareholder is voting affirmatively, it will be conclusively presumed that the shareholder's approving vote is with respect to all shares that the shareholder is entitled to vote. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on any matter (other than the election of directors) shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by California General Corporation Law or by the articles of incorporation.”

3.The foregoing amendment of the Company’s Bylaws has been duly approved by the Board of Directors of the Company at a meeting held on March 28, 2019.

4.The foregoing amendment of the Company’s Bylaws has been duly approved by the outstanding shares of the Company’s common stock at a meeting held on May 23, 2019.

The undersigned declares under penalty of perjury that the matters set forth in the foregoing Certificate are true and correct of his or her own knowledge and that this declaration was executed on May 30, 2019 at Los Angeles, California.

/s/ Timothy Chang
Timothy Chang, Secretary